EXHIBIT 99.1

GAPSHARE 401(K) PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4-8
SUPPLEMENTAL SCHEDULE:
Schedule of Assets (Held at End of Year) as of December 31, 2006	9-10

All other supplemental schedules not listed above have been omitted because of the absence of conditions under which they are required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of the GapShare 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the GapShare 401(k) Plan (the “Plan”) as of December 31, 2006 and 2005, and the related statement of changes in net assets available for benefits for the year ended December 31, 2006. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2006, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2006 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

As discussed in Note 2, the Plan financial statements reflect the adoption of Financial Accounting Standards Board Staff Position AAG INV-1 and American Institute of Certified Public Accountants Statement of Position 94-4-1, Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans.

As discussed in Notes 2 and 3 to the financial statements, the 2006 and 2005 financial statements include investments in Collective Trust Funds valued at $156,855,385 (27 percent of net assets) and $124,793,230 (24 percent of net assets), respectively, whose values were estimated by Ameriprise Trust Company, the Plan Trustee (“Trustee”), in the absence of readily ascertainable market values. We have examined the procedures used by the Trustee in arriving at its estimate of the value of such securities and have inspected underlying documentation, and in the circumstances, we believe that such procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California June 26, 2007

GAPSHARE 401(K) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2006 AND 2005

	2006	2005
Investments, at fair value:
Mutual funds	$317,600,727	$282,065,597
Collective trust funds	156,855,385	124,793,230
Common stock: The Gap, Inc. common stock	92,385,599	92,015,091
Participant loans	17,854,218	16,873,901

Total investments at fair value	584,695,929	515,747,819
Cash	15,673	16,247
Participant contributions receivable	1,338,961	1,285,955
Employer contributions receivable	863,497	823,771
Interest receivable	383,261	240,172

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	587,297,321	518,113,964
Adjustments from fair value to contract value for fully benefit-responsive investment contracts	228,042	339,734

NET ASSETS AVAILABLE FOR BENEFITS	$587,525,363	$518,453,698

See accompanying notes to the financial statements.

GAPSHARE 401(K) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEAR ENDED DECEMBER 31, 2006

2006
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
Investment income (loss):
Net appreciation in fair value of mutual funds	$27,162,919
Net appreciation in fair value of collective trusts	14,476,043
Net appreciation in fair value of The Gap, Inc. common stock	9,158,496
Dividends and interest	2,660,455

Total investment income, net	53,457,913

Contributions:
Employer	34,159,279
Participants	56,296,399

Total contributions	90,455,678

Total additions	143,913,591

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Benefits paid to participants	74,130,035
Administrative expenses and other	711,891

Total deductions	74,841,926

NET INCREASE	69,071,665
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	518,453,698

End of year	$587,525,363

See accompanying notes to the financial statements.

GAPSHARE 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2006 and 2005

1.	DESCRIPTION OF PLAN

General – The GapShare 401(k) Plan (the “Plan”) is a defined contribution plan which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information.

The Plan qualifies under Sections 401(a), 401(k) and 501(a) of the Internal Revenue Code of 1986. Full time and part time employees of The Gap, Inc. (the “Company” or “Plan Sponsor”) and its subsidiaries are eligible to participate in the Plan upon attaining the age of 21 and after one year of employment with the Company upon completion of a minimum of 1,000 hours of service.

Contributions - The minimum level of participant contributions is 1% of base salary. Total contributions may not exceed a maximum of 30% of total eligible compensation on a pre-tax basis and 21% of total eligible compensation on an after-tax basis. The maximum allowable pre-tax contributions qualifying for deferral for individual income tax purposes was $15,000 and $14,000 for the years ended December 31, 2006 and 2005, respectively. The maximum compensation allowable for Plan allocation purposes was $220,000 and $210,000 for the years ended December 31, 2006 and 2005, respectively.

Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 2006, the formula provided for a 100% matching contribution up to 4% of base pay per pay period of participant contributions on a pre-tax or after-tax basis. A participant’s aggregate annual contribution, which includes participant and Company contributions, could not exceed $44,000 and $42,000 for the years ended December 31, 2006 and 2005, respectively. Participants may also contribute amounts representing distributions from other qualified defined contribution plans.

Investments of participant and Company contributions are allocated to the funds as elected by the participant. Allocations of each fund’s earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time.

Investment Options - Ameriprise Trust Company (“Ameriprise”) is the Plan Trustee. At December 31, 2006, the Plan’s assets were invested in a number of registered investment funds, collective trusts, and the Plan Sponsor’s common stock.

The Plan Sponsor’s common stock may provide the greatest potential for either loss or gain since it relates to the common stock of a single company. When directed by the participant, the Trustee buys shares of the Plan Sponsor’s common stock in the open market. Shares are also purchased from Plan participants who transfer their accounts out of this investment option or who take distributions or withdrawals from this investment option in the form of cash. At December 31, 2006 and 2005, the Plan held 4,737,723 shares (market value of $19.50 per share) and 5,216,275 (market value of $17.64 per share), respectively, of the Plan Sponsor’s common stock.

Vesting - All active employees are 100% vested in all employer contributions, participant contributions and earnings thereon.

Participant Loans - For a fee of $75 to $100 (depending on the loan term), participants may apply to receive a loan of up to the lesser of 50% of their vested amounts or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum participants may borrow is $1,000. Such loans are repaid through payroll deductions for up to a period of five years, unless a loan is for the purchase or construction of a principal residence, in which case terms range from one to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant’s total distribution. The fixed interest rate charged is 1% over the prime rate (as published in The Wall Street Journal) on the last business day of the month proceeding the month in which the loan is requested. As of December 31, 2006, there were 5,082 such loans, with interest rates ranging from 5% to 10.5%, maturing from 2007 to 2021. As of December 31, 2005, there were 4,639 such loans, with interest rates ranging from 5% to 10.5%, maturing from 2006 to 2019.

Automatic Enrollment - The Plan adopted an automatic enrollment provision effective July 1, 2001. Under this provision, eligible employees become automatically enrolled in the Plan at a contribution rate of 2% of pre-tax compensation, unless they otherwise elect not to be enrolled. These participants’ initial contributions are allocated 100% to the RiverSource Trust (“RVST”) Core Balanced Fund II unless they choose otherwise. Participants can elect to change or stop deductions at any time following enrollment.

Payment of Benefits - Upon termination of employment, a participant may elect to have distribution of their account either in a lump sum payment or, if greater than $5,000, deferred until the participant is the age of 70 1/2. Deferred account balances may be invested in any of the funds, subject to normal restrictions.

Administrative Expenses - Beginning January 1, 2002, the Plan’s administrative expenses are allocated to participant accounts with a market value over $200. Each account is charged the same dollar amount of fees on a quarterly basis.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties - The Plan utilizes various investment instruments including mutual funds and investment contracts. These investments, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition - The Plan’s investments are stated at fair value. Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. Collective trust funds including the RVST Money Market I Fund, the RVST Income Fund II, the RVST Equity Index II Fund, and the RVST Core Balanced Fund II are valued at fair value of the underlying investments and then adjusted by the issuer to contract value.

The RVST Income Fund II is a stable value fund that is a commingled pool of the RiverSource Trust Collective Investment Funds for Employer Benefit Trusts Income Fund I. The fund may invest in fixed interest insurance investment contracts, money market funds, corporate and government bonds, mortgage-backed securities, bond funds, and other fixed income securities. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals.

Adoption of New Accounting Guidance - The financial statements reflect the adoption of Financial Accounting Standards Board Staff Position AAG INV-1 and American Institute of Certified Public Accountants Statement of Position 94-4-1, “Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans” (the “FSP”). As required by the FSP, the statements of net assets available for benefits presents investment contracts at fair value as well as an additional line item showing an adjustment of fully benefit contracts from fair value to contract value. The statement of changes in net assets available for benefit is presented on a contract value basis and was not affected by the adoption of the FSP. The adoption of the FSP did not impact the amount of net assets available for benefits as of December 31, 2005.

All other investments, including The Gap, Inc. common stock, are valued using quoted market prices. Participant loans are carried at amortized cost, which approximates fair value.

Purchases and sales of mutual funds and collective funds are recorded on a trade-date basis (which is not materially different from a settlement-date basis). Purchases and sales of The Gap, Inc. common stock are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits – Benefit payments to participants are recorded upon distribution.

3.	INVESTMENTS

The fair value of individual investments that represent more than 5% of the Plan’s net assets available for benefits at fair value as of December 31, 2006 and 2005 are as follows:

	2006	2005
Harbor Capital Appreciation Fund, 2,367,347 and 0 shares, respectively	$78,240,809	$—
RVST New Dimensions Fund, 0 and 3,977,135 shares, respectively	—	78,826,809
T. Rowe Price New Horizons Fund, 1,560,521 and 1,508,632 shares, respectively	50,389,209	47,883,989
RVST Core Balanced Fund II, 5,865,422 and 4,163,188 shares, respectively	70,678,334	44,995,740
PIMCO Total Return Fund, 3,783,728 and 3,724,246 shares, respectively	39,275,097	39,104,581
RVST Income Fund II, 1,393,972 and 1,397,581 shares, respectively (a)	36,918,537	35,341,918
The Gap, Inc. Common Stock, 4,737,723 and 5,216,275 shares, respectively	92,385,599	92,015,091
RVST Equity Index II Fund, 1,134,320 and 1,136,104 shares, respectively	47,966,981	41,630,274
Europacific Growth Fund, 1,481,533 and 1,284,407 shares, respectively	68,120,897	52,185,449

(a)	The contract values of RVST Income Fund II are $37,146,579 and $35,681,652 as of December 31, 2006 and 2005, respectively, in which the adjustments from fair value to contract value were calculated based on the Plan’s proportionate share of ownership in the collective trust funds.

4.	TAX EXEMPT STATUS

The Plan is intended to qualify as a profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”), with a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan has obtained a favorable tax determination letter from the Internal Revenue Service (“IRS”) dated August 9, 2006 (reflecting amendments made to the Plan through June 2, 2006), stating that the Plan is qualified under Section 401(a) of the Code, and, accordingly, the Plan’s net investment income is exempt from income taxes. The Plan has been amended since August 9, 2006 to comply with the requirements of the IRS Voluntary Correction Program (see Note 8). The Company and the Plan Administrator believe that the amendments have not adversely affected the Plan’s qualified status and the related trust’s tax-exempt status as of the financial statement date. Accordingly, no provision for income taxes has been included in the Plan’s financial statements for the year ended December 31, 2006.

5.	PLAN TERMINATION

The Plan is intended to be permanent; however, in the event of the termination of the Plan, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.

6.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of collective trust funds managed by Ameriprise. Ameriprise is the Trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. During the year ended December 31, 2006, plan administrative expenses of $695,841 were paid to Ameriprise from plan assets.

At December 31, 2006 and 2005, the Plan held 4,737,723 and 5,216,275 shares, respectively, of The Gap, Inc. common stock (the sponsoring employer), with a cost basis of $28,515,508 and $30,571,173, respectively. During the year ended December 31, 2006, the Plan recorded dividend income from The Gap, Inc. common stock of $1,581,391.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

Year Ended December 31, 2006
Net assets available for benefits per financial statements	$587,525,363
Less: Contributions receivable	(2,202,458)
Less: Deemed distributed loans	(1,649,254)

Net assets available for benefits per Form 5500	$583,673,651

Investment in collective trust funds per financial statements	$156,855,385
Add: Adjustments from fair value to contract value for fully benefit-responsive investment contracts	228,042

Investment in collective trust funds per Form 5500	$157,083,427

Participant loans per financial statements	$17,854,218
Less: Deemed distributed loans	(1,649,254)

Participant loans per Form 5500	$16,204,964

Year Ended December 31, 2006
Total contributions per financial statements	$90,455,678
Less: Increase in contributions receivable	(92,732)

Total contributions per Form 5500	$90,362,946

Total deductions per financial statements	$74,841,926
Add: Change in deemed distributed loans	270,902
Add: Interest income on deemed distributed loans	16,851
Less: Transfer of assets to/from the Plan	(16,052)

Total deductions per Form 5500	$75,113,627

8.	VOLUNTARY CORRECTION PROGRAM

The Company, as plan sponsor of the Plan, paid a fee of $25,000 to the Internal Revenue Service on January 31, 2005, in connection with the Company’s submission of an application under the Employee Plans Consolidated Resolution System, Voluntary Correction Program, in accordance with IRS Revenue Procedure 2003-44 (the “VCP Filing”). In the VCP Filing, the Company requested IRS approval of an amendment of the Plan to conform the Plan’s terms with its past operations. Specifically, the amendment revised the definition of a participant’s eligible “compensation” under the Plan to exclude employee bonuses. The IRS agreed in full to the relief requested by the Company in the VCP Filing, and the IRS and the Company executed a Voluntary Compliance Statement dated August 9, 2006, that reflected that agreement. The Company executed the plan amendment for the Compliance Statement on November 8, 2006, thereby completing the corrective actions within the 150 day period required under the Statement. The case is now completed.

* * * * * *

GAPSHARE 401(K) PLAN

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2006

Identity of Issuer or Borrower	Description of Investment	Fair Value
Mutual funds:
Harbor Capital Appreciation Fund	Mutual Fund 2,367,347 shares	$78,240,809
Hotchkis & Wiley Large Cap Val I	Mutual Fund 707,274 shares	17,886,961
Domini Social Equity Fund	Mutual Fund 709,612 shares	23,715,244
Fidelity Freedom 2010 Fund	Mutual Fund 91,780 shares	1,341,827
Fidelity Freedom 2020 Fund	Mutual Fund 191,835 shares	2,979,195
Fidelity Freedom 2030 Fund	Mutual Fund 271,217 shares	4,347,616
Fidelity Freedom 2040 Fund	Mutual Fund 444,724 shares	4,215,983
Neuberger Berman Genesis Fund	Mutual Fund 567,523 shares	27,087,889
PIMCO Total Return Fund	Mutual Fund 3,783,728 shares	39,275,097
Europacific Growth Fund	Mutual Fund 1,481,533 shares	68,120,897
T. Rowe Price New Horizons Fund	Mutual Fund 1,560,521 shares	50,389,209

Total mutual funds		317,600,727

GAPSHARE 401(K) PLAN

SCHEDULE OF ASSETS (HELD AT END OF YEAR) (continued)

DECEMBER 31, 2006

Identity of Issuer or Borrower	Description of Investment	Fair Value
Collective trust funds:
RVST Core Balanced Fund II *	Collective trust 5,865,422 shares	70,678,334
RVST Income Fund II *	Collective trust 1,393,972 shares	36,918,537
RVST Equity Index Fund II *	Collective trust 1,134,320 shares	47,966,981
RVST Money Market Fund I *	Collective trust 1,291,533 shares	1,291,533

Total collective trust funds		156,855,385

The Gap, Inc. Common Stock*	Common Stock 4,737,723 shares	92,385,599

Participant Loans*	5,082 loans with interest rates from 5% to 10.5%, maturing from 2007 to 2021	17,854,218

TOTAL		$584,695,929

*	- Represents party-in-interest transaction.